Exhibit 99

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	June 19, 2006

Contact:

John I. Von Lehman, Executive Vice President and CFO

(513) 943-7100

The Midland Company Comments on Second Quarter

➢        Spring Storms Result in Higher Than Normal Second Quarter Losses

➢        Achieving Consistent Property and Casualty Premium Growth

Cincinnati, Ohio, June 19, 2006 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced that it is anticipating second quarter 2006 net income in the range $6.8 million to $8.8 million, or 35 cents to 45 cents per share, assuming no capital gains or losses. John W. Hayden, Midland president and chief executive officer said, “So far this quarter, we have experienced widespread wind, hail and tornadoes across the Midwest and Southeast United States. These storm systems have resulted in higher than normal second quarter weather related catastrophe losses. Pre-tax catastrophe related losses incurred thus far in the quarter are approximately $16.5 million, which includes $5 million of adverse loss development emanating from Hurricane Katrina. Assuming normal weather for the remainder of June, we are on pace to report catastrophe losses of 65 cents per share for the second quarter, which is well above the 15 cents we experienced in the second quarter of 2005.” All per share amounts are on an after-tax, diluted basis.

“Considering this abnormally high level of catastrophe and other spring weather related losses along with our previously reported increased reinsurance costs, we remain strongly encouraged by our underwriting results for the quarter. The fundamentals of our business remain very strong, and we continue to be well served by our disciplined underwriting, product and pricing strategies,” Hayden said.

The company reported net income before realized gains* of $1.00 per share for the second quarter of 2005. It is the company’s belief that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Consistent Property and Casualty Premium Growth

“Top line growth continues to benefit from the investments we have made in sales, marketing and technology over the past few years,” Hayden said. “We are experiencing a similar top-line growth rate in the second quarter to the 6.7 percent rate we reported in the first quarter. Additionally, we recently finalized an agreement to assume a portion of a current business partner’s personal lines book through a quota share reinsurance contract. This agreement, which allows us to leverage our financial strength and enhance our strategic business relationship, is expected to contribute an additional $10 million in assumed written premiums during the second quarter and $20 million for the full year 2006. We anticipate that the premiums emanating from this agreement coupled with the steady organic growth we are experiencing across our broad specialty property and casualty lines will increase our total property and casualty gross written premiums in the low double digit range, on a percentage basis, for the quarter.”

The Midland Company Comments on Second Quarter

June 19, 2006

Full Year Outlook

“As we look ahead to the third quarter, assuming a return to more normal weather patterns, we are anticipating that our 2006 results should significantly exceed our third quarter 2005 earnings given the abnormally high level of catastrophe losses we experienced in last year’s third quarter,” Hayden continued. “If we experience normal weather for the remainder of the year, given the above normal weather related losses we have already experienced in the first half, we estimate our full year earnings will be toward the low end of our previously issued annual earnings guidance range of $2.90 to $3.20 per share, assuming no net realized capital gains or losses.”

Upcoming conference call

The company will further discuss its second quarter 2006 results at its quarterly conference call on July 20, 2006 at 1:30 p.m. (EDT).

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

Second Quarter 2005
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$1.00
Net Realized Capital Gains	0.05

Net Income (GAAP)	$1.05

The Midland Company Comments on Second Quarter

June 19, 2006

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2006 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.